EXHIBIT 99.1

News Update

RESORTQUEST INTERNATIONAL ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

Company Reports 3.7% Increase in RevPAU as Third Quarter Rebounds

Destin, FL, November 4, 2003 – ResortQuest International, Inc. (NYSE: RZT), the nation’s leading property manager of vacation condos, homes and villas, today announced financial results for the third quarter ended September 30, 2003.

Third Quarter Highlights

The following are operational highlights from the third quarter:

•	Revenue per available unit (“RevPAU”) comparisons increased 3.7% in the third quarter 2003 as compared to prior year.

•	Third quarter 2003 occupancy increased 2.8 percentage points over the prior year quarter.

•	The Hawaii market continued its strong rebound, evidenced by a 10.1% increase in gross lodging revenues driven by an 11.3 percentage point improvement in occupancy.

•	ResortQuest announced three new resort management agreements, two in southwest Florida and one in Telluride, Colorado.

•	Company launched its “Catch More Air” promotion in October designed to drive existing customers to ResortQuest’s winter destinations.

•	The previously announced acquisition of ResortQuest by Gaylord Entertainment Company (NYSE:GET) has received necessary regulatory approvals and both companies have scheduled special meetings of their shareholders for November 18, 2003 to vote on the transaction. The Company now expects the transaction to close in the fourth quarter of this year.

Third Quarter Results

ResortQuest reported revenues of $58.2 million for the third quarter of 2003, which are slightly higher than revenues of $58.0 million for the prior year third quarter. Included in both periods is other revenue from managed entities that primarily relates to reimbursed payroll expense and related benefits. The Company reported net income for the third quarter of 2003 of $3.2 million, compared to net income of $5.4 million in 2002. This translates to diluted earnings per share of $0.16 in the third quarter of 2003, as compared to diluted earnings per share of $0.28 in the third quarter of 2002. The number of ResortQuest diluted shares outstanding for the third quarter of 2002 and 2003 was 19.3 million and 19.4 million, respectively. Included in the third quarter of 2003 are $2.0 million of general and administrative expenses related to the Company’s relocation to Destin, Florida, and transaction costs associated with the Company’s pending acquisition by Gaylord Entertainment. Third quarter 2003 net income was also adversely impacted by a 51.6% increase in net interest expense over the comparable prior year period, primarily due to a 1.4% debt amendment fee agreed upon in the first quarter of 2003. Included in the third quarter of 2002 are $625,000 of general and administrative expenses associated with the Company’s evaluation of Gaylord Entertainment’s earlier proposal to acquire the Company during 2002 as discussed in detail in Gaylord Entertainment’s Form S-4, as filed with the Securities and Exchange Commission, in conjunction with its proposed acquisition of ResortQuest. The Company reported EBITDA(1) of $11.2 million in the third quarter of 2003 compared to $12.1 million in the third quarter of 2002, a 7.5% decline.

For the nine months ended September 30, 2003, total revenues declined 1.7% to $153.2 million. EBITDA for the nine-month period declined 14.8% to $21.8 million compared to $25.6 million in the first nine months of 2002. Net income for the nine-month period was $5.2 million, and diluted earnings per share was $0.27. Included in the nine months ended September 2003 are $2.7 million of general and administrative expenses related to the Company’s relocation to Destin, Florida, and transaction costs associated with the Company’s pending acquisition by Gaylord Entertainment. The first nine months of 2003 net income was also adversely impacted by a 41.6% increase in net interest expense over the comparable prior year period, primarily due to a 1.4% debt amendment fee agreed upon in the first quarter of 2003. Included in the nine months ended September 30, 2002 are $1.1 million of items that management considers as other charges comprised of $625,000 associated with the Company’s evaluation of Gaylord Entertainment’s earlier proposal to acquire the Company, $427,000 relating to a study to explore financing and strategic growth alternatives, and $75,000 for professional fees resulting from employee-related matters. Additionally, in the first quarter of 2002, the Company recorded, upon the adoption of a new accounting principle, an after-tax non-cash goodwill charge of $6.3 million related to its Desert resorts.

“The third quarter realized a rebound of our lodging business as occupancy and RevPAU trended upwards over the prior year,” said Jim Olin, President and Chief Executive Officer of ResortQuest. “Improved occupancy in Hawaii and strong average daily rate (“ADR”) in Northwest Florida were the primary growth drivers, and we are excited to see the early signs of a broad industry turnaround. Not including our relocation and Gaylord Entertainment transaction costs, we realized $13.2 million in Adjusted EBITDA, our strongest quarter since the third quarter of 2000. We also are currently forecasting significant improvement in RevPAU trends for the fourth quarter of 2003 as compared to prior year. We estimate company-wide RevPAU improvement in the 6-8% range for the fourth quarter of 2003.”

Third Quarter Operating Highlights

Total gross lodging revenues were $136.2 million for the third quarter of 2003, compared to $135.3 million in the third quarter of 2002, representing a 0.7% increase. Total occupancy for the quarter increased to 58.7% from 55.9% in the third quarter of 2002, while average daily rate for all lodging in the quarter decreased 1.3% to $161.58, as compared to $163.72 in 2002. During the quarter, the Beach resorts, which include the majority of the drive-to destinations, experienced a 2.8% decrease in gross lodging revenues to $84.8 million primarily driven by a 3% decline in units under management. The Hawaii resorts’ gross lodging revenues increased 10.1% to $41.8 million in the third quarter of 2003 from $38.0 million in the third quarter of 2002 as Hawaii continued to experience a strong rebound in occupancy levels. The Company experienced a 4.6% decline in the Mountain resorts’ gross lodging revenues primarily due to a 4.7% decrease in units under management, while its Desert properties recorded a slight increase in gross lodging revenues.

Balance Sheet

At September 30, 2003, the Company had $15.8 million in total cash and total debt of $83.9 million, which generated a debt to total capitalization of 39%. As of November 3, 2003, the Company had yet to draw on a $10 million working capital line of credit provided by Gaylord Entertainment in conjunction with its previously announced acquisition of ResortQuest.

Gaylord Entertainment Acquisition Update

The transaction has received necessary regulatory approvals, and both companies have scheduled special meetings of their shareholders for November 18, 2003 to vote on the transaction. The Company now expects the transaction to close in the fourth quarter of this year.

(1)	EBITDA, defined as earnings before interest, taxes, depreciation and amortization, is presented as supplemental information in the discussion of operating results above and in the accompanied financial tables because the Company believes that analysis of EBITDA (a non-GAAP measure), along with other GAAP measurements, provides a more comprehensive representation of the Company’s financial performance. EBITDA is commonly used in the lodging industry as a measure of performance and as a basis for valuation of lodging companies. EBITDA should not be regarded as an alternative or replacement to any GAAP measurement of performance. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented by our Company may not be comparable to similar titles presented by other companies. See the following reconciliation of EBITDA to net income.

Reconciliation of Non-GAAP financial measures: (Dollars in thousands)

	Three Months Ended		Nine Months Ended

	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2002	2003	2002	2003

Net Income	$5,440	$3,188	$3,981	$5,218
Depreciation	1,770	1,697	4,732	5,030
Interest and other expense, net	1,622	2,459	4,453	6,306
Income taxes	3,264	3,847	6,156	5,266
Change in acct principle, net	—	—	6,280	—

EBITDA	12,096	11,191	25,602	21,820
Corporate relocation expense	—	343	—	1,015
Gaylord Entertainment transaction costs	625	1,665	625	1,665
Employee matters	—	—	75	—
Financing and strategic growth alternatives	—	—	427	—

Adjusted EBITDA	$12,721	$13,199	$26,729	$24,500

About ResortQuest International

ResortQuest International, the first brand name “real-time” online booking service (www.resortquest.com) in vacation condominium and home rentals and sales, provides a one-stop resource in over 50 premier resort destinations in the U.S. and Canada. ResortQuest is the nation’s leading vacation rental property management company, based on a portfolio of approximately 20,000 vacation rental properties with a combined real estate value estimated in excess of $7.0 billion.

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of ResortQuest and its consolidated subsidiaries to differ materially from those expressed or implied by such forward looking statements. In addition to the factors discussed above, other factors that could cause actual results to differ materially include the risks associated with obtaining the necessary consents and approvals and meeting the other conditions necessary to consummate the merger with Gaylord Entertainment Company, continued acceptance of the Company’s First Resort software, poor weather reducing the number of stays at Company managed facilities, the Company’s ability to meet its cash needs with available sources of cash, successful integration of additional acquired companies, factors affecting internal growth and management of growth, ResortQuest’s acquisition strategy and the availability of financing, the tour and travel industry, seasonality, quarterly fluctuations and general economic conditions, dependence on technology and travel providers, and other factors discussed from time-to-time in ResortQuest’s Securities and Exchange Commission reports, including its annual report on Form 10-K for the year ended December 31, 2002 and its Form 10-Q for the second quarter of 2003.

Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this filing will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by ResortQuest or any other person that the objectives and plans of the Company will be achieved. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or any other reason.

This communication is not a solicitation of a proxy from any security holder of Gaylord Entertainment Company or ResortQuest International, Inc. Gaylord and ResortQuest filed a registration statement on Form S-4 with the SEC in connection with the merger. The Form S-4 contains a prospectus, a proxy statement and other documents for the stockholders’ meetings of Gaylord and ResortQuest at which time the proposed transaction will be considered. Gaylord and ResortQuest have mailed the proxy statement and prospectus contained in the Form S-4 to their respective stockholders. The Form S-4, proxy statement and prospectus contain important information about Gaylord, ResortQuest, the merger and related matters. Investors and stockholders should read the Form S-4, the proxy statement and prospectus and the other documents filed with the SEC in connection with the merger carefully before they make any decision with respect to the merger. The Form S-4, proxy statement and prospectus, and all other documents filed with the SEC in connection with the merger are available free of charge at the SEC’s web site, www.sec.gov. In addition, all documents filed with the SEC by Gaylord in connection with the merger are available to investors free of charge by writing to: Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214, Attn: Investor Relations. All documents filed with the SEC by ResortQuest in connection with the merger are available to investors free of charge by writing to: ResortQuest International, Inc., Suite 203, 8955 Highway 98 West, Destin, Florida 32550, Attn: Investor Relations.

Gaylord, ResortQuest, their respective directors and executive officers may be deemed participants in the solicitation of proxies from Gaylord’s stockholders and ResortQuest’s stockholders. Information concerning Gaylord’s directors and certain executive officers and their direct and indirect interests in Gaylord is contained in its proxy statement for its 2003 annual meeting of stockholders. Information concerning ResortQuest’s directors and certain executive officers and their direct and indirect interests in ResortQuest is contained in its proxy statement for its 2003 annual meeting of stockholders. Additional information regarding the interests of these participants in the merger will be available in the proxy statement regarding the merger. Investors can obtain free copies of these documents from the SEC’s website, Gaylord and ResortQuest using the contact information above.

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Investor Relations Contacts:	Media Contacts:
ResortQuest International	Sloane & Company
Mitch Collins/David Selberg	Dan O’Connor
(850) 278-4000	(212) 446-1865

Sloane & Company
John Fernquest
(212) 446-1889

ResortQuest International, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended

	Sept 30,	Sept 30,	Sept 30,	Sept 30,
(in thousands)	2002	2003	2002	2003

Revenues
Property management fees	$27,609	$27,506	$72,862	$70,242
Service fees	13,367	13,379	36,065	36,357
Real estate and other	7,420	7,176	19,858	18,526

	48,396	48,061	128,785	125,125
Other revenue from managed entities(1)	9,589	10,099	27,072	28,062

Total revenues	57,985	58,160	155,857	153,187
Operating expenses
Direct operating	22,996	22,736	64,220	64,472
General and administrative	13,304	14,134	38,963	38,833
Depreciation	1,770	1,697	4,732	5,030

	38,070	38,567	107,915	108,335
Other expenses from managed entities(1)	9,589	10,099	27,072	28,062

Total operating expenses	47,659	48,666	134,987	136,397

Operating income	10,326	9,494	20,870	16,790
Interest and other expense, net	1,622	2,459	4,453	6,306

Income before income taxes	8,704	7,035	16,417	10,484
Provision for income taxes	3,264	3,847	6,156	5,266

Income before the cumulative effect of a change in accounting principle	5,440	3,188	10,261	5,218
Cumulative effect of a change in accounting principle(2)	—	—	(6,280)	—

Net income	$5,440	$3,188	$3,981	$5,218

Earnings per share
Basic
Before cumulative effect of a change in accounting principle	$0.28	$0.17	$0.53	$0.27
Cumulative effect of a change in accounting principle	—	—	(0.32)	—

	$0.28	$0.17	$0.21	$0.27

Diluted
Before cumulative effect of a change in accounting principle	$0.28	$0.16	$0.53	$0.27
Cumulative effect of a change in accounting principle	—	—	(0.32)	—

	$0.28	$0.16	$0.21	$0.27

(1)	Other revenue and expenses from managed entities are included in our reported results in response to a recent FASB pronouncement. These costs relate primarily to reimbursed payroll costs and related benefits for managed entities where we are the manager. These costs primarily relate to our Hawaii resorts.

(2)	Beginning January 1, 2002, the Company adopted SFAS Nos. 141 and 142 as it relates to the accounting for goodwill and related amortization. In conjunction with the adoption of these pronouncements, the Company recorded a $6.3 million non-cash goodwill charge, net of a $1.9 million income tax benefit, related to its Desert resorts. Additionally, the Company has ceased recording amortization of all existing goodwill and any goodwill associated with future mergers and acquisitions.

ResortQuest International, Inc.
Performance Statistics
Total System(2)

	Three Months Ended				Nine Months Ended

	Sept. 30,	Sept. 30,			Sept. 30,	Sept. 30,
	2002	2003	Var		2002	2003	Var

Beach
Gross Lodging Revenues(1)	$87,258	$84,817	(2.8)%		$180,696	$173,249	(4.1)%
Occupancy	55.3%	54.0%	(1.3	) pts	53.0%	49.4%	(3.6	) pts
ADR	$217.27	$220.16	1.3%		$164.22	$170.48	3.8%
RevPAU	$120.26	$118.93	(1.1)%		$86.97	$84.28	(3.1)%
Total Units	9,361	9,077	(3.0)%		9,361	9,077	(3.0)%
Hawaii
Gross Lodging Revenues(1)	$37,952	$41,791	10.1%		$108,013	$115,341	6.8%
Occupancy	70.6%	81.9%	11.3	pts	72.5%	76.3%	3.8	pts
ADR	$113.57	$112.32	(1.1)%		$108.40	$113.44	4.6%
RevPAU	$80.13	$91.99	14.8%		$78.55	$86.56	10.2%
Total Units	5,508	5,209	(5.4)%		5,508	5,209	(5.4)%
Mountain
Gross Lodging Revenues(1)	$9,523	$9,081	(4.6)%		$47,247	$42,123	(10.8)%
Occupancy	33.5%	32.5%	(1.0	) pts	35.4%	31.1%	(4.3	) pts
ADR	$117.30	$118.36	0.9%		$178.13	$179.47	0.8%
RevPAU	$39.24	$38.42	(2.1)%		$63.09	$55.84	(11.5)%
Total Units	3,230	3,079	(4.7)%		3,230	3,079	(4.7)%
Desert
Gross Lodging Revenues(1)	$525	$531	1.1%		$5,238	$3,923	(25.1)%
Occupancy	24.7%	27.2%	2.5	pts	41.8%	35.8%	(6.0	) pts
ADR	$57.18	$59.06	3.3%		$111.55	$118.73	6.4%
RevPAU	$14.11	$16.05	13.7%		$46.68	$42.53	(8.9)%
Total Units	434	479	10.4%		434	479	10.4%
Total
Gross Lodging Revenues(1)	$135,258	$136,220	0.7%		$341,194	$334,636	(1.9)%
Occupancy	55.9%	58.7%	2.8	pts	55.8%	54.3%	(1.5	) pts
ADR	$163.72	$161.58	(1.3)%		$141.64	$145.44	2.7%
RevPAU	$91.45	$94.80	3.7%		$79.09	$79.02	(0.1)%
Total Units	18,533	17,844	(3.7)%		18,533	17,844	(3.7)%

(1)	Lodging revenues are in thousands and represent the total rental charged to property rental customers. Our revenue represents from 3% to over 40% of the lodging revenues based on the services provided by us.

(2)	Total system statistics include all exclusive managed contracts from the period under management through September 30, 2002 and September 30, 2003. Excluded from these statistics are non-exclusive management contracts which approximated 1,500 units as of September 30, 2002 and September 30, 2003. Also excluded from these statistics are owner use nights and renovation nights which were approximately 12.8% of gross available nights in the three months ended September 30, 2002, 11.6% of gross available nights in the three months ended September 30, 2003, 13.5% of gross available nights in the nine months ended September 30, 2002 and 13.4% of gross available nights in the nine months ended September 30, 2003.

ResortQuest International, Inc.
Performance Statistics
Same-Store(2)

	Three Months Ended				Nine Months Ended

	Sept. 30,	Sept. 30,			Sept. 30,	Sept. 30,
	2002	2003	Var		2002	2003	Var

Beach
Gross Lodging Revenues(1)	$86,790	$84,817	(2.3)%		$180,000	$173,249	(3.8)%
Occupancy	55.2%	54.0%	(1.2	) pts	53.0%	49.4%	(3.6	) pts
ADR	$218.61	$220.16	0.7%		$165.06	$170.48	3.3%
RevPAU	$120.65	$118.93	(1.4)%		$87.43	$84.28	(3.6)%
Total Units	9,281	9,077	(2.2)%		9,281	9,077	(2.2)%
Hawaii
Gross Lodging Revenues(1)	$37,952	$41,791	10.1%		$108,013	$115,341	6.8%
Occupancy	70.6%	81.9%	11.3	pts	72.5%	76.3%	3.8	pts
ADR	$113.57	$112.32	(1.1)%		$108.40	$113.44	4.6%
RevPAU	$80.13	$91.99	14.8%		$78.55	$86.56	10.2%
Total Units	5,508	5,209	(5.4)%		5,508	5,209	(5.4)%
Mountain
Gross Lodging Revenues(1)	$9,523	$9,081	(4.6)%		$47,247	$42,123	(10.8)%
Occupancy	33.5%	32.5%	(1.0	) pts	35.4%	31.1%	(4.3	) pts
ADR	$117.30	$118.36	0.9%		$178.13	$179.47	0.8%
RevPAU	$39.24	$38.42	(2.1)%		$63.09	$55.84	(11.5)%
Total Units	3,230	3,079	(4.7)%		3,230	3,079	(4.7)%
Desert
Gross Lodging Revenues(1)	$525	$531	1.1%		$5,238	$3,923	(25.1)%
Occupancy	24.7%	27.2%	2.5	pts	41.8%	35.8%	(6.0	) pts
ADR	$57.18	$59.06	3.3%		$111.55	$118.73	6.4%
RevPAU	$14.11	$16.05	13.7%		$46.68	$42.53	(8.9)%
Total Units	434	479	10.4%		434	479	10.4%
Total
Gross Lodging Revenues(1)	$134,790	$136,220	1.1%		$340,498	$334,636	(1.7)%
Occupancy	55.8%	58.7%	2.9	pts	55.9%	54.3%	(1.6	) pts
ADR	$164.07	$161.58	(1.5)%		$141.93	$145.44	2.5%
RevPAU	$91.52	$94.80	3.6%		$79.28	$79.02	(0.3)%
Total Units	18,453	17,844	(3.3)%		18,453	17,844	(3.3)%

(1)	Lodging revenues are in thousands and represent the total rental charged to property rental customers. Our revenue represents from 3% to over 40% of the lodging revenues based on the services provided by us.

(2)	For better comparability, the above statistics exclude all non-exclusive management contracts as well as all properties that were not part of ResortQuest for both time periods, which approximated 1,500 units as of September 30, 2002 and September 30, 2003. Also excluded from these statistics are owner use nights and renovation nights which were approximately 12.8% of gross available nights in the three months ended September 30, 2002, 11.6% of gross available nights in the three months ended September 30, 2003, 13.5% of gross available nights in the nine months ended September 30, 2002 and 13.4% of gross available nights in the nine months ended September 30, 2003.